Applied Digital Appoints Ella Benson to Board of Directors
Benson Brings Over a Decade of Experience in Financial Services
Joins the Board as Part of a Cooperation and Standstill Agreement with Oasis Management Company
DALLAS, April 30, 2024 -- Applied Digital Corporation (Nasdaq: APLD) ("Applied Digital" or the "Company"), a designer, builder, and operator of next-generation digital infrastructure designed for High-Performance Computing (HPC) applications, has appointed Ella Benson as an independent director on its Board of Directors (the “Board”), effective May 6, 2024. Ella has also been appointed to serve as Chairperson of the Nominating and Governance Committee.
Ella Benson brings over a decade of experience in financial services and is a Director at Oasis Management Co., Ltd. (“Oasis”). She has substantial experience working with public companies undergoing strategic transitions. Prior to joining Oasis in 2013, Benson was an analyst at GAM, an independent asset management firm, from 2009 to 2013. Benson holds a Bachelor of Business Administration in Finance from the McCombs School of Business at the University of Texas at Austin.
“I’m honored that Ella Benson will join our Board of Directors,” said Wes Cummins, CEO and Chairman of the Board at Applied Digital. Ella’s background in investment management will make her a great asset to our company and our strategic direction as we continue to expand our board of directors to provide oversight.”
“I am pleased to join Applied Digital's Board of Directors,” said Benson. “My extensive financial experience in maximizing shareholder value integrates smoothly as the company continues to expand its hosting and service offerings by providing high-performance computing power to major hyperscalers and other enterprises running AI workloads.”
Ms. Benson joins the Board as part of a Cooperation and Standstill Agreement (the “Agreement”) with Oasis regarding, among other things, the membership and composition of the Board and Oasis’ cessation of further accumulations of the Company’s stock in excess of 9.9% of the Company’s outstanding shares, as well as its curtailment of certain other activities during Ms. Benson’s tenure on the Board, which is contemplated by the Agreement to extend through the date of the Company’s anticipated November 2026 Annual Meeting of Shareholders, or approximately 31 months from the effective date of the Agreement. Additional details about the Agreement are contained in a Form 8-K filed by the Company with the U.S. Securities and Exchange Commission on April 30, 2024.
Oasis has advised the Company that Oasis and its affiliates currently own approximately 5.2 million shares of the Company’s common stock, representing approximately 4.2% of the outstanding shares of the Company’s common stock.
About Applied Digital
Applied Digital (Nasdaq: APLD) designs, develops and operates next-generation data centers across North America to provide digital infrastructure solutions to the rapidly growing high-performance computing (HPC) industry. Find more information at www.applieddigital.com. Follow us on Twitter at @APLDdigital.

About Oasis Management Company Ltd.
Oasis Management Company Ltd. manages private investment funds focused on opportunities in a wide array of asset classes across countries and sectors. Oasis was founded in 2002 by Seth H. Fischer, who leads the firm as its Chief Investment Officer. More information about Oasis is available at https://oasiscm.com.
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